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GenCorp Inc.

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News Release
For Immediate Release
GenCorp and Steel Partners Reach Agreement to Resolve Contested Election
GenCorp Adds Three Steel Partners Designees to the Board; Terry Hall Steps Down as CEO,
President and Director; Aerojet President Scott Neish to Serve as Interim CEO and President
SACRAMENTO, Calif. and NEW YORK, NY — March 5, 2008 — GenCorp Inc. (NYSE: GY) and Steel Partners II, L.P. (“Steel Partners”) announced today that they have entered into an agreement to settle the contest with respect to the election of directors at the upcoming annual meeting of GenCorp shareholders.
Under the terms of the agreement, the GenCorp Board of Directors has named to the Board three nominees recommended by Steel Partners, effective today. The new Board members are Warren G. Lichtenstein, James R. Henderson and Martin Turchin. Three current directors, Charles F. Bolden Jr., James J. Didion and James M. Osterhoff will not stand for re-election at the Company’s March 26, 2008 annual meeting. Mr. Bolden previously announced his plans not to stand for re-election. The size of the Board will decrease to eight at the upcoming annual meeting.
The GenCorp Board of Directors will recommend that shareholders vote for the following slate of directors at the annual meeting: Mr. Henderson; Mr. Lichtenstein; David A. Lorber; Todd R. Snyder; Mr. Turchin; Timothy A. Wicks; Sheila E. Widnall; and Robert C. Woods. Steel Partners has agreed to vote its shares in favor of this slate and has also agreed not to commence any contest with respect to the election of directors of GenCorp before the 2010 annual meeting subject to the conditions set forth in the agreement with GenCorp.
Terry L. Hall resigned as chief executive officer and president of the Company and as a member of the Board, effective immediately. J. Scott Neish, vice president of GenCorp and president of Aerojet-General Corporation, will serve as interim chief executive officer and interim president of GenCorp. The Board has formed a search committee, chaired by Mr. Lichtenstein, to identify qualified candidates to fill this position on a permanent basis. Once appointed, the new chief executive officer will be added as the ninth member of the Board.
“We are pleased that this matter has been resolved in a manner that serves the best interests of the Company and all GenCorp shareholders,” said Mr. Wicks, chairman of the Board of GenCorp. “This agreement increases shareholder representation on our Board and is consistent with our commitment to good corporate governance and accountability to shareholders. We look forward to working with our new directors to build value for all GenCorp shareholders.”
Mr. Wicks added, “We are grateful to Terry for his leadership, his service and his many contributions to GenCorp. On behalf of the entire Board, I want to wish Terry well in his future endeavors.”
Mr. Lichtenstein, the managing member of the general partner of Steel Partners, said, “This agreement is a positive step forward for GenCorp and will allow the Company to focus on creating value for its shareholders. Steel Partners has been an investor in GenCorp since September 2000 and is the largest shareholder of the Company. We are confident that the GenCorp Board can represent the interests of all shareholders.”
Mr. Neish, 60, has served as president of Aerojet-General Corporation, the largest subsidiary of GenCorp, since December 1, 2005. Mr. Neish joined Aerojet in 2002 when Aerojet acquired the in-space propulsion business from General Dynamics and has been a leader in the propulsion industry for more than 20 years. Prior to relocating to Sacramento in 2004 as vice president, Operations, Mr. Neish was responsible for the performance of numerous technical and management roles at Aerojet’s Redmond, Washington operation and its predecessors: General Dynamics — OTS; Primex Aerospace Company; Olin Aerospace; and Rocket Research Company.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
About Steel Partners II, L.P.
Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.
Participants in the Solicitation
GenCorp and its executive officers and directors and Steel Partners II, L.P. and certain of its affiliates and nominees may be deemed to be participants in the solicitation of proxies from shareholders of GenCorp with respect to the matters described in this press release. Information about the directors and executive officers of GenCorp and Steel Partners and its affiliates and nominees and their respective ownership of GenCorp shares will be set forth in a revised proxy statement to be filed by GenCorp for its 2008 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the revised proxy statement when it becomes available.
For GenCorp
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
For Steel Partners
Jason Booth, vice president, communications 310.941.3616